Exhibit 10.19

VISUAL MANAGEMENT SYSTEMS
EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of this ___ day of May, 2008, by and between VISUAL MANAGEMENT SYSTEMS, INC., a Nevada corporation which maintains its principal executive offices at 1000 Industrial Way North, Suite C, Toms River, New Jersey 08755 (the “Company”), and J.D. Gardner (the “Executive”), an individual residing at 109 Beagle Dr. Manalapan, NJ 07726. Company and Executive are collectively referred to herein as the “Parties” and individually as a “Party”.

W I T N E S S E T H:

WHEREAS, the Company is engaged in providing a mix of products and services consisting primarily of, but not limited to, the sales, installation, manufacturing, assembly, and design consultation of Closed Circuit Television (“CCTV”) systems with Digital Video Recorders (“DVRs”) and Charged Couple Device Surveillance Cameras (“CCD Cameras” or “cameras”) to Small-Medium Business Enterprises (“SMEs”), Government, Municipal, not-for-profit organizations, and other commercial enterprises, organizations, associations or businesses (collectively “the customers”) primarily located in, but not limited to the continental United States Markets and environments; and

WHEREAS, the Executive has current experience in accounting, finance, and compliance with Securities and Exchange Commission (“SEC”) regulation pertaining to the reporting of publicly held companies. Executive is capable of having responsibility for all financial and fiscal management aspects of company operations and is prepared to provide leadership and coordination in the administrative, business planning, accounting and budgeting efforts of the company.

WHEREAS, the Company desires to provide for the employment of the Executive as Chief Financial Officer pursuant to the terms and conditions of this Agreement since the Company believes that the Executive’s business experience, skill, and expertise will enhance the business and improve the profitability of the Company; and

WHEREAS, the Company’s Board of Directors (“Board”) has determined that it is in the best interest of the Company to provide for the employment of the Executive as Chief Financial Officer and believes that this Agreement will reinforce and encourage the attention and dedication of the Executive to the Company as a key member of the Company’s management team; and

WHEREAS, the Executive is willing to commit himself to faithfully and exclusively serve the Company on the terms and conditions provided herein;

NOW, THEREFORE, in consideration of the representations, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Exhibit 10.19

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings unless the context specifically requires otherwise:

1.01 “Cause” shall mean any of the following:

(a) With respect to the Company’s termination of the Executive:

(1) the final unappealable conviction of the Executive of a felony under any state or federal law, or the entry of a plea of guilty or no contest by the Executive with respect thereto;

(2) any failure or refusal by the Executive to fulfill, in any material respect, his duties and responsibilities (other than by reason of death or Disability, as defined below) as set forth in Section 2.02 of this Agreement for a period of sixty (60) days after receipt of written notice of such failure or refusal from the Company to the Executive; provided, however, that such notice shall contain a detailed description of the particular conduct or omission of the Executive that the Company alleges constitutes such failure or refusal, together with a detailed description of the particular conduct or omission which the Company directs the Executive to undertake in order to cure such failure or refusal; however, failure to achieve performance goals or earnings targets or any act or failure or refusal to act on the Executive’s part shall not be a reason for termination for Cause if the act done or omitted to be done was pursuant to any express policy of the Company, or pursuant to the express direction of the Board, or pursuant to a good faith and reasonable business decision by the Executive in the performance of his duties under this Agreement.

(3) any failure or refusal of the Executive to adhere to any established lawful policy of the Company for a period of thirty (30) days after receipt of written notice of such failure or refusal from the Company to the Executive; provided, however, that such notice shall contain a detailed description of the particular conduct or omission of the Executive that the Company alleges constitutes such failure or refusal, together with a detailed description of the particular conduct or omission which the Company directs the Executive to undertake in order to cure such failure or refusal; however, no act or failure or refusal to act on the Executive’s part shall be a reason for termination for Cause under if the act done or omitted to be done was pursuant to any express policy of the Company, or pursuant to the express direction of the Board, or pursuant to a good faith and reasonable business decision by the Executive in the performance of his duties under this Agreement.

(4) the final unappealable conviction or civil judgment against the Executive for any fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against the Company; or

(5) any final unappealable determination by a court of competent jurisdiction of material breach by the Executive of his obligations under Article IV of this Agreement.

(b) With respect to the Executive’s right to terminate this Agreement:

(1) the Company or the Board fails to re-elect the Executive, without Executive’s prior consent in any or each instance, as Chief Financial Officer during the term of this Agreement;

(2) the Company or its Board of Directors, without Executive’s prior consent, Demotes the Executive in any or each instance as Chief Financial Officer;

Exhibit 10.19

(3) the Company breaches any material covenant under this Agreement and such breach is not cured within sixty (60) days of receipt of Executive’s written notice of such breach;

(4) this Agreement is assigned or delegated by the Company to any other person or entity without Executive’s prior consent or the Company is acquired or merged with any other entity; or

(5) a change of the principal place of performance (as set forth in Section 2.02(c) below) of more than 30 miles without Executive’s consent.

1.02 “Business” shall mean (a) the Company’s present business which consists of providing a mix of products and services consisting primarily of, but not limited to, the sales, installation, manufacturing, assembly, and design consultation of Closed Circuit Television (“CCTV”) systems with Digital Video Recorders (“DVRs”) and Charged Couple Device Surveillance Cameras (“CCD Cameras” or “cameras”) its customers.

1.03 “Competing Business” shall mean any business providing the same or similar mix of products, processes or services within the Territory.

1.04 “Confidential Information” shall have a meaning as set forth in Section 4.02 of this Agreement.

1.05 “Demote/Demotion” shall mean a material change in the nature or scope of the authorities, powers, functions or duties of the Executive, whether associated with the title of Chief Financial Officer or another title.

1.06 “Disability” shall mean the Executive’s inability to perform his duties, obligations and responsibilities under this Agreement by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

1.07 “Intellectual Property” shall have a meaning as set forth in Section 4.03 of this Agreement.

1.08 “Severance Benefits” shall have a meaning as set forth in Section 5.02(b) of this Agreement.

1.09 “Severance Compensation” shall have a meaning as set forth in Section 5.02(a) of this Agreement.

1.10 “Territory” shall mean Tier I/Tier II United States Markets and environments in which the Company conducts business, or actively prepares to conduct business at any time during the covenant period provided in Article IV of this Agreement.

1.11 “Tier I United States Markets” shall mean the top twenty (20) Metropolitan Statistical Areas by business population density and growth.

1.12 “Tier II United States Markets” shall mean the second twenty (20) Metropolitan Statistical Areas by business population density and growth.

1.13 “The Customers” shall mean Small-Medium Business Enterprises (“SMEs”), Government, Municipal, not-for-profit organizations, and other commercial enterprises, organizations, associations or businesses that the Company provides business or business services to.

Exhibit 10.19

ARTICLE II
EMPLOYMENT

Section 2.01 Term. The term of the Executive’s employment shall be for a period of two (2) years commencing on the date of this Agreement, unless earlier terminated pursuant to Section 5.01 hereof. This Agreement shall automatically renew for successive periods of one (1) year thereafter unless either Party gives written notice of its intent not to renew at least sixty (60) days prior to the expiration of any term.

Section 2.02 Powers, Duties and Responsibilities.

(a) For the term of this Agreement, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, to render exclusive service as Chief Financial Officer, with such powers, duties, and responsibilities consistent with the position of Chief Financial Officer as provided for in the Company’s By-laws and as otherwise the Board may determine from time to time. The Executive agrees to devote his full working time to the Company and to diligently perform all duties to the best of his ability, pursuant to the policies and regulations of the Company, and shall use his best efforts to promote the success of the present and future businesses of the Company. The Executive shall report directly to the Company’s Chief Executive Officer.

(b) During the term of this Agreement, except for his participation and interest in the entities listed on Schedule “A” attached hereto, the Executive shall not, directly or indirectly, alone or as a member of any partnership or joint venture, or as an Executive, officer or director of, or a consultant to, any other corporation or business organization, be engaged in any other business activity or occupation, whether or not such other business activity is pursued for gain, profit or pecuniary advantage, unless approved by the Board. The Executive agrees that he will not be involved in any activity outside of the business of the Company that would interfere with the performance of his duties hereunder or any activity that would be inimical to or contrary to the best interests of the Company. Further, the Executive shall, as an investor, have the right to acquire, sell or hold the stock or other investment securities of (a) any business entity, other than the Company, that is registered on a national securities exchange or regularly traded on a generally recognized over-the-counter market, so long as the Executive’s beneficial interest in any such business entity does not exceed five percent (5%) of the ownership of that business entity, and (b) the entities listed on the attached Schedule “A.”

(c) Executive’s principal place of performance shall be in Toms River, New Jersey. Executive shall be required at times to reasonably travel as part of his duties hereunder.

Exhibit 10.19

ARTICLE III
COMPENSATION AND BENEFITS

Section 3.01 Base Salary. The Executive will receive a base salary from the Company as set forth in Schedule “B” attached to this Agreement, for his services under this Agreement, payable in accordance with the Company’s payroll activities.

Section 3.02 Bonus Compensation. The Executive shall be eligible to receive an annual incentive bonus comprised of cash, stock and/or stock options in an amount as determined by the Board in its sole and absolute discretion.

Section 3.03 Public Reporting Compliances Bonuses. The Executive shall receive bonuses from the Company as set forth in Schedule “B” attached to this Agreement. The Executive’s salary may be increased otherwise during the term of this Agreement by the Board or the Compensation Committee of the Board, if any, in its sole and absolute discretion.

Section 3.04 Benefits. The Executive will, at all times during his employment with the Company, be entitled to participate in all benefits maintained by the Company for senior level executives of the Company, including, but not limited to, participation in the Company’s Equity Incentive Plan (a copy of which has been furnished to the Executive), as determined by the Company’s Board. Except as provided herein or required by the terms of a Company sponsored benefit plan, nothing paid to the Executive under any such plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Executive’s salary and any bonus received pursuant to Sections 3.01, 3.02, 3.03 and 3.04 of this Agreement.

Section 3.05 Additional Insurance. The Executive will, be provided with additional insurance policies as set forth in Schedule “B” attached to this Agreement. Any costs incurred by the company to obtain such coverage on behalf of the Executive shall not be deemed to be in lieu of the Executive’s salary and any bonus received pursuant to Sections 3.01, 3.02, 3.03 and 3.04 of this Agreement

Section 3.06 Vacation. The Executive shall be entitled to twenty (20) workdays of vacation with pay during each twelve-month period of employment under this Agreement. The Executive shall be entitled to carry forward up to twenty (20) unused vacation days from one twelve-month period for use during the immediately succeeding twelve-month period in addition to the twenty (20) vacation days provided for such period pursuant to the preceding sentence. The Executive shall not be entitled to receive any compensation in lieu of such vacation days, whether or not used during the applicable periods.

Section 3.07 Holidays. The Executive shall be entitled to all paid holidays given by the Company to its Executives.

Section 3.08 Professional Enrichment. The Executive shall be granted up to fifteen (15) days during each twelve-month period of employment under this Agreement for the purpose of professional enrichment. Such shall include attendance as a guest and speaker at seminars and symposiums, and providing consulting and advice to private entities not in competition with the Company. The Executive shall provide the Company reasonable notice prior to the Executive’s utilization of a professional enrichment day. Executive shall be responsible for any expenses related to his professional enrichment activities, excluding professional enrichment activities with respect to Company related training or education. The Executive shall not be entitled to receive any compensation in lieu of such days, whether or not used during the applicable period. The Executive shall not be entitled to carryover any professional enrichment days from year to year. Upon the Board’s reasonable request, Executive shall provide the Board proof of any attendance at professional enrichment activities or functions.

Exhibit 10.19

Section 3.09 Perquisites.

(a) Automobile Expenses. During the term of this Agreement, the Executive will be entitled to and the Company shall provide a monthly automobile allowance of Six Hundred Dollars ($600.00) to be applied towards the purchase or lease of an automobile suitable to the Executive’s position with the Company. The Executive shall be responsible for all expenses related to fuel, oil, tolls, maintenance and repairs for any such automobile.

(b) Computer Allowance. During the term of this Agreement, the Executive will be entitled to be provided, at the Company’s expense, a laptop computer of his choice which is suitable to the Executive’s position and consistent with the forward thinking attitude of the company. Upon any upgrade or replacement of any computer, Executive shall return to the Company the computer previously purchased with the allowance. Upon termination of the Executive, all computers purchased with the allowance shall be returned to the Company.

(c) Other. The Executive shall be entitled to receive any perquisites available, or hereafter made available, to senior level executives of the Company.

ARTICLE IV
NON-COMPETITION, NON-DISCLOSURE AND NON-SOLICITATION

Section 4.01 Scope and Reasonableness. The Executive acknowledges that the Company has a present and future expectation of conducting operations and generating revenues and that, in his capacity with the Company, the Executive will have important duties and responsibilities with respect to the Business. The Executive is being employed hereunder in a key capacity with the Company, that the Company is engaged in a highly competitive business, and that the success of the Company’s business in the marketplace depends upon its goodwill and reputation for quality and dependability. The Executive further agrees that reasonable limits may be placed on his ability to compete against the Company as provided herein so as to protect and preserve the legitimate business interests and goodwill of the Company.

Exhibit 10.19

Section 4.02 Confidentiality and Trade Secrets.

(a) The Executive acknowledges and agrees that his position as an employee of the Company will afford him a unique opportunity to acquire confidential information concerning the Company and that the misappropriation or disclosure of such confidential information would cause irreparable harm to the Company. The Executive recognizes and agrees that he will have access to certain confidential information of the Company that is not generally available to the public and that such information constitutes valuable, special and unique property of the Company. The Executive acknowledges that such confidential information includes information concerning the Business and the Company including, without limitation, financial information concerning the Business or the Company, the names and addresses of actual and potential customers or acquisition or investment targets of the Business or the Company, studies of prospective market areas for the Business, supply sources, products, technical data, notes, diagrams, drawings, flow charts, ideas, techniques, specifications, procedures, processes, research, development, and trade secrets of the Business and the Company (such information whether related to the Business or the Company being referred to collectively as the “Confidential Information”). Confidential Information shall not include any information or documents (i) that are or become publicly available or otherwise known in the industry without breach of this Section 4.02; or (ii) that the Executive rightfully receives from any third party which is not breaching an obligation of confidence with the Company or without an accompanying obligation of confidence; or (iii) that were known to or by the Executive prior to his appointment with the Company without breach of this Section 4.02. In the event that the Executive is requested in any court or governmental proceeding to disclose any Confidential Information, the Executive shall give the Company prompt notice of such request such that the Company may seek a protective order or other appropriate relief and shall cooperate in all respects with the Company in its efforts in connection therewith.

(b) The Executive will keep confidential and will not, during his employment and for a period of five (5) years after any termination under this Agreement (whether by expiration or pursuant to Section 5.01 or otherwise), directly or indirectly, divulge to anyone, use or otherwise appropriate any of the Confidential Information for any reason or purpose whatsoever except to authorize representatives of the Company or when, in the good faith belief of the Executive, such disclosure is necessary or desirable in the normal course of the Business in order for the Executive to fulfill his duties and responsibilities to the Company as set out in Section 2.02.

(c) The Executive acknowledges and agrees that these prohibitions against disclosure of Confidential Information are in addition to, and not in lieu of, any rights or remedies which the Company may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of trade secrets or proprietary information, and the enforcement by the Company of any of their rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies which they may possess in law or equity absent this Agreement.

(d) Upon any termination of his employment under this Agreement, the Executive shall surrender to the Company all documents and materials in his possession, custody or control embodying the Confidential Information or any part thereof.

Section 4.03 Proprietary Material.

(a) The Executive hereby assigns and agrees to assign to the Company all of the Executive’s right, title and interest in and to all information, inventions, discoveries, products, systems, computer or other apparatus programs and related documentation, including improvements or modifications thereto which are directly used or could be used in the Business of the Company, (hereinafter each designated as “Intellectual Property”), whether or not patentable, copyrightable or subject to other forms of protection, made, created, developed, written or conceived by the Executive during the term of Executive’s employment with the Company, whether during or outside regular working hours, either solely or jointly with another person or entity, in whole or in part. Excepted is any material developed in the course of the Executive’s work with the entities listed at Schedule A.

Exhibit 10.19

(b) The Executive acknowledges that the Intellectual Property constitutes the exclusive property of the Company and that any copyrights, patents, trademarks or trade secret rights in the Intellectual Property belong to the Company by operation of law. Such Intellectual Property shall constitute work for hire.

(c) The Executive shall, without charge to the Company, but at the Company’s expense, execute a specific assignment of title to the Company and do anything else reasonably necessary or desirable to enable the Company to secure a patent, copyright, trademark, or other form of protection for or otherwise exploit any Intellectual Property anywhere in the world.

Section 4.04 Covenant Not to Compete.

(a) During the period ending on the twelve (12) month anniversary of the Company’s termination of the Executive’s employment for Cause or the Executive’s termination of the Company without Cause, the Executive will not directly or indirectly:

(i) Excepting those entities listed at Schedule “A,” engage in, become affiliated with, or become interested in any business that is engaged in a Competing Business, either alone or with any individual, partnership, corporation, or association in any capacity. For these purposes, “to engage,” “become affiliated with” or “become interested in” shall mean either (1) acting in a management or oversight capacity as an officer, director, agent, representative, consultant, independent contractor or employee of any entity or enterprise which is engaged in a Competing Business; (2) participating in any material management or oversight role in any such business which is engaged in a Competing Business as an owner, partner, limited partner, joint venturer, creditor, or stockholder (except as a stockholder owning not greater than a five percent (5%) interest in a corporation whose shares are actively traded on a national securities exchange or in the over-the-counter market); or (3) communicating to any such business, which is engaged in a Competing Business, the names or addresses or any other information concerning any past, present, or identified prospective client, customer, joint venture partner, supplier or acquisition or investment targets of the Company, provided that this provision shall not apply to any information that is not “Confidential Information,” as such term is defined in Section 4.02(a) of this Agreement;

(ii) cause, induce, or encourage any employee of the Company to leave the employ of the Company, or any independent contractor to terminate any independent contractor relationship with the Company;

(iii) cause, induce, or encourage any former employee of the Company to become employed by a business which is engaged in a Competing Business; or

(iv) employ or seek to employ any person who is at that time employed with the Company.

(b) If the covenant not to compete provided for herein is found by any court having jurisdiction to be too broad or too restrictive, then the covenant not to compete shall nevertheless remain effective, but shall be considered amended to a point considered by said court as reasonable and, as so amended, shall be fully enforceable.

Exhibit 10.19

Section 4.05 Non-Solicitation and Non-Interference. During the period ending on the twelve (12) month anniversary of the termination of the Executive’s employment with the Company (whether such termination is by the Company or by the Executive), the Executive will not in any way, directly or indirectly, for himself or on behalf of or in conjunction with any other person, partnership, firm, association, or corporation:

(i) Solicit or divert away or attempt to solicit or divert any client or customer served or solicited by the Company within the six (6) month period prior to the Executive’s termination or any potential customer of the Company if such potential customer’s business had been actively solicited by the Company within the six (6) month period prior to the Executive’s termination;

(ii) Interfere with or attempt to interfere with negotiations between the Company and any acquisition or investment target of the Company; or

(iii) Solicit or attempt to solicit any acquisition or investment target which the Company have been in negotiations with during the six (6) month period prior to the Executive’s termination with the Company.

Section 4.06 Remedies. The Executive acknowledges that any violation of this Article IV will cause irreparable harm to the Company and that damages are not an adequate remedy. The Executive therefore agrees that the Company shall be entitled to seek an injunction enjoining, prohibiting and restraining the Executive from the continuance of any such violation, in addition to any monetary damages which might occur by reason of a violation of this Agreement or any other remedies at law or in equity, including without limitation specific performance, and that in any such action the Executive will not raise as a defense the argument that an adequate remedy for such breach exists at law.

Section 4.07 Independent. The covenants set forth in the foregoing Sections of this Article IV are and shall be deemed and construed as separate and independent covenants. Should any part or provision of such covenants be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision thereof. Specifically, and without limiting the generality of the foregoing, if any portion of Sections 4.01, 4.02, 4.03, 4.04 or 4.05 is found to be invalid by a court of competent jurisdiction because its duration, the Territory and/or the Business are invalid or unreasonable in scope, such duration, Territory and/or Business, as the case may be, shall be redefined by consideration of the reasonable concerns and needs of the Company such that the intent of the Company and the Executive, in agreeing to Sections 4.01, 4.02, 4.03, 4.04, 4.05 and 4.06, will not be impaired and shall be enforceable to the fullest extent of the applicable laws.

ARTICLE V
TERMINATION

5.01 Termination. The Executive’s employment by the Company hereunder may be terminated under the following conditions:

(a) Death. The Executive’s employment hereunder shall terminate immediately upon his death, without notice. The effective date of any such termination shall be the date of the Executive’s death. The Company shall pay to the Executive’s designated beneficiary, or if he leaves no designated beneficiary to his estate, any salary which has been earned but is unpaid and any unreimbursed expenses or other unpaid benefits due the Executive hereunder at the time of his death. The Company shall also pay Severance Compensation and provide Severance Benefits as defined in Section 5.02 hereunder for the Executive’s family or designated beneficiary.

Exhibit 10.19

(b) Disability. In the case of Disability of the Executive, the Company may terminate the Executive’s employment pursuant to this Agreement by giving written notice to the Executive (or his personal or legal representative, as the case may be) specifying such Disability. The effective date of any such termination shall be that specified in such notice. Upon termination of the Executive for Disability, the Executive shall receive the Severance Compensation and shall be entitled to the Severance Benefits as defined in Section 5.02 hereunder.

(c) Termination for Cause by Company. In the event the Executive is terminated for Cause as defined in Section 1.01(a) herein, the Company may at any time without notice terminate the Executive’s employment hereunder, and the Executive shall have no right to receive any salary, or benefits of any kind whatsoever, except those benefits which are vested or otherwise owned by the Executive, on and after such date of termination. The Executive shall not receive any bonus compensation, pursuant to Section 3.02 of this Agreement, for the year of termination if such termination is by the Company for Cause.

(d) Termination Without Cause by Company. The Company may at any time, upon thirty (30) days written notice issued in accordance with Section 6.07 hereunder which establishes the date of termination of this Agreement, terminate the Executive’s employment under this Agreement without Cause. The issuance of a notice of termination is a condition precedent to the termination of the employment relationship without Cause by the Company, and the Company shall not issue such a notice of termination unless the issuance of such notice and the contents of such notice are approved by the affirmative vote of a majority of the Company’s Board. Upon termination without cause by the Company, the Executive is entitled to receive from the Company any earned but unpaid salary as well as receive from the Company any unreimbursed expenses or other unpaid benefits owed as of the date of termination. Further, in the event of a termination without cause by the Company, the Executive is entitled to the Severance Compensation and Severance Benefits as defined in Section 5.02 hereunder. During the thirty (30) day notice period, or any such abbreviated period, the Executive shall continue to faithfully and diligently perform all duties assigned to him by the Board.

(e) Termination Without Cause by the Executive. The Executive may terminate this Agreement without specific Cause or reason upon ninety (90) days written notice to the Company. The Company may at any time, in its sole discretion, shorten or eliminate the ninety (90) day notice period by written notice to the Executive. The Executive shall receive no further salary, other than amounts earned but unpaid, nor benefits of any kind, other than amounts to which the Executive is entitled to reimbursement and those benefits which are vested or otherwise owned by the Executive, following the ninety (90) day notice period, or such abbreviated period to the extent it is shortened or eliminated by the Company as provided above. The Executive shall not be entitled to bonus compensation, pursuant to Section 3.02 of this Agreement, for the year of termination if such termination is by the Executive without Cause. During the ninety (90) day notice period, or any such abbreviated period, the Executive shall continue to faithfully and diligently perform all duties assigned to him by the Board.

(f) Termination for Cause by the Executive. The Executive may terminate this Agreement upon ninety (90) days written notice to the Company for Cause. Upon termination at the conclusion of the ninety (90) day period, the Executive is entitled to receive from the Company any earned but unpaid salary and any unreimbursed expenses or other unpaid benefits owed as of the date of termination. The Company may shorten or eliminate the ninety (90) day notice period by providing written notice to the Executive. Further, the Executive shall be entitled to the Severance Compensation and Severance Benefits as defined in Section 5.02 hereunder. An election by the Executive to terminate this Agreement for Cause shall not be deemed a voluntary termination of employment by the Executive for the purpose of this Agreement or any plan or practice of the Company.

Exhibit 10.19

Section 5.02 Severance Compensation and Severance Benefits.

(a) Pursuant to this Agreement, “Severance Compensation” shall mean, within ten (10) calendar days of the date of termination (the Executive’s last day of employment with the Company):

(i)	in the first year this Agreement is in effect:
a.	a single cash payment in an amount equal to $25,000; and
b.	payment for accrued and unused vacation for the year of termination; and
c.	payment of the Executive’s prorated bonus compensation, if any, pursuant to Section 3.02 of this Agreement, for the year of termination in accordance with the ordinary payment procedures.
(ii)	In the second year this Agreement is in effect:
a.	a single cash payment in an amount equal to $50,000; and
b.	payment for accrued and unused vacation for the year of termination; and
c.	payment of the Executive’s prorated bonus compensation, if any, pursuant to Section 3.02 of this Agreement, for the year of termination in accordance with the ordinary payment procedures.
(iii)	In any subsequent year beyond the second in which this Agreement is in effect
a.	a single cash payment in an amount equal to 50% of the Executive’s annualized base compensation for the year; and
b.	payment for accrued and unused vacation for the year of termination; and
c.	payment of the Executive’s prorated bonus compensation, if any, pursuant to Section 3.02 of this Agreement, for the year of termination in accordance with the ordinary payment procedures.

(b) Pursuant to this Agreement, “Severance Benefits” shall mean:

(i) to the extent that the Executive is insurable, the Company shall reimburse the Executive the cost of COBRA benefits, including dental but, other than long term disability coverage, for the Executive and his family for a period of eighteen (18) months following the date of termination, subject to any limitation on the provision of such benefits established by then existing law; provided, however, that if the Company is not able to provide coverage under COBRA for any reason, including, without limitation, that the Executive is deemed uninsurable, the Company shall make a lump sum cash payment to the Executive in an amount equal to the Company’s cost for such COBRA benefits over such eighteen (18) month period if such benefits had been available for the Executive and his family.

(ii) The Company shall pay the premiums for Executive’s group life insurance policy for a period of eighteen (18) months following the date of termination to the extent and as permitted under the terms of such policies; provided, however, that if Company is not able to offer such coverage for any reason, including, without limitation, that the Executive is deemed uninsurable, the Company shall make a lump sum cash payment to the Executive in an amount equal to the premium payments that would have otherwise been payable under such policies for Executive for such eighteen (18) month period;

(iii) Executive shall have the right to convert any other Company sponsored benefit plan to the extent provided for by the terms of such plan, but the Company shall have no obligation to make payments in connection with any such conversion.

Exhibit 10.19

ARTICLE VI
MISCELLANEOUS

6.01 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey.

6.02 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the Executive’s employment with the Company and supercedes all prior and contemporaneous, written, oral, express and implied communications, agreements, and understandings between the Parties relating to the same subject matter, including any prior employment agreement between the Executive and Company or any of its affiliates or subsidiaries. In the event that any term, or condition or provision of this Agreement varies from, or is in any way dissimilar to or a conflict with, any term, condition or provision of any of the Company’s benefit plans or any other agreement between the Parties, the terms, conditions and provisions of this Agreement will control.

6.03 Amendments. This Agreement cannot be amended, changed, or supplemented except in writing signed by the parties or their duly authorized agents or attorneys in fact.

6.04 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors, and permitted assigns.

6.05 Assignment. This Agreement is nonassignable except that the Company’s rights, duties, and obligations under this Agreement may be assigned and delegated to any subsidiary or affiliate of the Company or to the acquiror of the Company in the event the Company is merged, acquired, sells substantially all of its interest in its assets or the Business or transfers its interest in the Business to any other entity.

6.06 Severability. If any one or more of the provisions of this Agreement shall be determined to be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not in any way be impaired.

6.07 Notices. All notices, requests, demands, and other communications under or in connection with this Agreement shall be in writing, shall be sent by registered or certified mail return receipt requested, and shall be deemed to have been given or made when received at the following offices:

If to the Company:	VISUAL MANAGEMENT SYSTEMS HOLDING, Inc.
1000 Industrial Way North, Unit C
Toms River, NJ 08755; and

Philip D. Forlenza, Esq.
Giordano, Halleran & Ciesla, P.C.
125 Half Mile Road, P.O. Box 190
Middletown, New Jersey 07748

If to the Executive:	J.D. Gardner
109 Beagle Dr.
Manalapan, NJ 07726

The above addresses may be changed by written notice given as above provided.

Exhibit 10.19

6.08 Consent to Jurisdiction. The Company and the Executive, by its or his execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and Federal courts located within the State of New Jersey for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that is not subject personally to the jurisdiction of the above-named courts, that its or his property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise. Each of the Company and the Executive hereby consents to service of process in any such proceeding in any manner permitted by New Jersey law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.07 hereof is reasonably calculated to give actual notice.

6.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which will evidence one and the same agreement.

6.10 Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine, or neuter gender as the context requires.

{signature page follows}

Exhibit 10.19

IN WITNESS WHEREOF the parties have executed this Agreement as an instrument under SEAL as of the date first appearing above.

ATTEST:	VISUAL MANAGEMENT SYSTEMS, INC.

By:
Name:
Title:

WITNESS:

J.D. GARDNER

{Signature Page for Executive Employment Agreement}

Exhibit 10.19

SCHEDULE A: LIST OF ENTITIES IN WHICH EXECUTIVE PARTICIPATES

Entity	Executive’s Capacity with Entity	Description of Services

Exhibit 10.19

SCHEDULE B: BASE SALARY AND SALARY INCREASES

1. J.D. Gardner (“Executive”) shall receive a base annual salary of One Hundred Fifty-Six Thousand Dollars ($156,000), payable in equal bi-weekly installments.

2. During the period of his employment as Chief Financial Officer, Executive shall receive timeliness bonuses for each of the three quarterly reports on Form 10-Q or its equivalent filed by the Company with the SEC. In the case of reports on Form 10-Q filed on time without extension the Executive shall receive $5,000.00. The Executive shall also receive timeliness bonuses for each Annual Report on Form 10-K or its equivalent filed by the Company with the SEC. In the case of reports on Form 10-K filed on time without extension, the executive shall receive $5,000.00. In the case of reports filed on time within any extension period granted to the Company via filing of Form 12B-25 or its equivalent with the SEC, the executive shall receive $3,000.00. The executive may only receive one bonus per SEC filing. All bonuses for timely SEC filing will be paid to the Executive in full as part of the Executive’s next regular salary payment.

3. The Executive shall be named in the Company’s Directors and Officers Insurance Policy at no cost to the Executive for an amount of coverage deemed appropriate by the Board and any relevant regulatory agencies, authorities, or generally accepted policies for such coverage.

4. The Executive’s salary may be increased otherwise during the term of this Agreement by the Board or the Compensation Committee of the Board, if any, in its sole and absolute discretion pursuant to Section 3.02 of this Agreement. Executive’s salary shall be reviewed by the Company’s Chief Executive Officer and the Compensation Committee of the Board during January 2009.

5. The Executive may be granted bonuses of cash or equity instrument at any time during the term of this Agreement by the Board or the Compensation Committee of the Board, at their sole and absolute discretion pursuant to Section 3.02 of this Agreement